Reconciliation of ROIC to GAAP Financial Statements
Exhibit 99.1
ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

	Fiscal year ended
	September 27,	September 29,	September 30,
	2008	2007	2006
Operating income	$102.8	$79.4	$80.3
Plus unusual charges (restructuring and/or impairment)	2.1	1.8	—

Operating income (excluding unusual charges)	104.9	81.2	80.3
Tax rate (excluding unusual charges)	18.0%	22.0%	0.6%

Operating income (tax effected)	$86.1	$63.4	$79.8

Average capital employed	$428.7	$360.3	$277.0

ROIC	20.1%	17.6%	28.8%

Average Capital Employed

	Actual	Actual	Actual	Actual	Actual	Average capital
	9/29/07	12/29/2007	3/29/2008	6/28/2008	9/27/2008	employed
Equity	$573.3	$604.8	$531.2	$472.8	$473.9
Plus:
Debt — current	1.7	1.8	1.6	1.6	16.7
Debt — non-current	25.1	24.7	24.5	174.1	154.5
Less:
Cash and cash equivalents	(154.1)	(158.5)	(144.2)	(206.5)	(166.0)
Short-term investments	(55.0)	(54.5)	—	—	—

	$391.0	$418.3	$413.1	$442.0	$479.1	$428.7

	Actual	Actual	Actual	Actual	Actual	Average capital
	9/30/2006	12/30/2006	3/31/2007	6/30/2007	9/29/07	employed
Equity	481.6	503.5	518.0	540.4	573.3
Plus:
Debt — current	1.0	1.0	1.6	1.7	1.7
Debt — non-current	25.7	25.7	25.6	25.5	25.1
Less:
Cash and cash equivalents	(164.9)	(132.9)	(132.7)	(145.2)	(154.1)
Short-term investments	(30.0)	(45.0)	(45.0)	(45.0)	(55.0)

	$313.4	$352.3	$367.5	$377.4	$391.0	$360.3

	Actual	Actual			Actual	Average capital
	10/1/05	12/31/05	Actual 4/1/06	Actual 7/1/06	9/30/06	employed
Equity	340.0	356.6	393.1	437.0	481.6
Plus:
Debt — current	0.8	1.8	1.6	1.2	1.0
Debt — non-current	22.3	22.0	21.6	21.7	25.7
Less:
Cash and cash equivalents	(98.7)	(109.7)	(124.7)	(139.8)	(164.9)
Short-term investments	(10.0)	(10.0)	(25.0)	(30.0)	(30.0)

	$254.4	$260.7	$266.6	$290.1	$313.4	$277.0